Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 of Ashford Hospitality Trust filed on May 24, 2011 of our report dated April 5, 2011 relating to the combined financial statements of Highland Hospitality Hotels, which appears in the Current Report on Form 8-K of Ashford Hospitality Trust dated April 5, 2011.
/s/ PricewaterhouseCoopers LLP
McLean, VA
May 24, 2011